EXHIBIT 99.1

Important Information about Signature Office REIT’s
Distribution Reinvestment Plan and
Share Redemption Program

March 14, 2014

Dear Signature Office REIT Stockholder:

Successful long-term value creation for all of our stockholders is the overarching focus of your management team. In that regard, after careful analysis, management and the Board of Directors determined that it is important to anchor the equity section of our balance sheet by terminating Signature Office REIT, Inc.’s (Signature) Distribution Reinvestment Plan (DRP) and Share Redemption Program (SRP). The Board of Directors voted unanimously to approve this recommendation. This action was disclosed in Signature’s Annual Report on Form 10-K filed on March 7, 2014.

The DRP will terminate immediately after the first quarter 2014 distribution occurs in March. All future distributions will be paid in cash.

The SRP will terminate April 30, 2014. The remaining Ordinary Redemptions, i.e., redemptions other than for death, qualified disability or qualified confinement to a long-term care facility, for March and April will result in a proration as was experienced in February 2014. While we are not able to predict the number of redemption requests that will be submitted between now and April 23, 2014, we expect to have sufficient capacity under the SRP to fully redeem redemption requests due to death, qualified disability, or long-term confinement.

Please note that Signature expects to continue to pay quarterly distributions, however reinvestment of the distributions paid will not be available.

Why was this decision made?
First, as noted above, the primary driver for terminating the DRP and SRP was to stabilize our equity structure, and focus on increasing the value of that equity.

In addition, the following items also factored into the decision to discontinue these programs:

•
The regulatory environment for DRP offerings has been changing, with both federal and state regulatory bodies placing increased emphasis on the ongoing determination of investor suitability for participation in a DRP;

•
As an issuer/offeror, Signature may not continue to be properly positioned to evaluate ongoing individual investor suitability, and therefore, management believes it is not prudent to continue the program and expose the company to potential regulatory investigation, fines, and legal expenses;

•
With respect to the SRP, the proceeds raised via the DRP offering provided the cash to fulfill SRP requests. Without the DRP, such funding is not directly available for the SRP. In addition, Signature’s credit agreements require that only DRP proceeds can be used for fulfilling SRP requests; and

•
Finally, with the termination of Signature’s public offering in June of 2013, appropriate pricing of both the DRP and SRP going forward would require continuous monitoring at considerable cost to the company.

Continued on reverse.

P.O. Box 219536, Kansas City, MO 64121-9536 Tel: 855-328-0109 www.SignatureREIT.com

What does this mean to stockholders participating in the DRP?

Beginning in June 2014, DRP distributions for investors formerly participating in the plan will be paid as follows:

•	First Trust IRA - Proceeds will be directed into the Morrill & Janes Bank and Trust NOW (cash) Account within your IRA.

•	Accounts with custodians other than First Trust - Proceeds will be sent to the custodian of record.

•	Accounts without custodians - Proceeds will be sent to the address of record.

If the applicable payment option above is acceptable to you, no action is required on your part. However, if you wish to change your distribution instructions, please contact your financial representative. Change requests must be received in good order by June 6, 2014, to take effect for the second quarter distribution.

What does this mean to stockholders participating in the SRP?
Should you wish to redeem Signature shares, your request for redemption must be received in good order at
DST Systems, Inc. no later than Wednesday, April 23, 2014, at the address listed below. Recent Ordinary Redemption requests have exceeded the limits of the SRP and, as such, Signature is currently prorating Ordinary Redemptions per the terms of the SRP, such that only a portion of the shares requested for redemption will be able to be redeemed. Please note that February 2014’s Ordinary Redemptions were prorated at a rate of approximately 8.5%. You will continue to own any remaining shares submitted for redemption but unredeemed. All shares tendered for redemption that cannot be redeemed prior to April 30, 2014 will not continue to be held in queue for redemption at a later date under the SRP or otherwise.

Requests for redemptions must be received in good order at the address below no later than April 23, 2014, to be processed
subject to the limitations of the SRP at that time.

Regular Mail:	DST Systems, Inc.	Overnight:	DST Systems, Inc.
	PO Box 219536		430 W. 7th Street #219536
	Kansas City, MO 64121-9536		Kansas City, MO 64105

We regret any inconvenience this may cause, but believe that maintaining a conservative and stable business strategy is essential to providing competitive, long-term returns to all stockholders. If you have questions regarding the discontinuance of the DRP and SRP, please call Shareholder Services at 855-328-0109.

Sincerely,
Douglas P. Williams
Chief Operating Officer

cc: Financial Representative

Disclosure
This correspondence contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including discussion and analysis of our financial condition and certain other matters. You should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made herein, which include changes in general economic conditions; changes in real estate conditions; increases in interest rates; lease-up risks; inability to obtain new tenants upon the expiration of existing leases; and the potential need to fund tenant improvements or other capital expenditures out of operating cash flow. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements.